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                                                                       EXHIBIT 5

                                  September 28, 2000



Malan Realty Investors, Inc.
30200 Telegraph Road
Suite 105
Bingham Farms, Michigan  48025-4503

                  Re:      Registration Statement on Form S-8
                           (the "Registration Statement")

Gentlemen:

         This opinion is furnished to you (the "Company") in connection with the filing of the Company's Registration Statement with the Securities and Exchange Commission.

         You have supplied us with, and we have examined in our capacity as counsel to the Company, such documents and other information as we deemed necessary and relevant as a basis for the opinion expressed below. In all such examinations, we have assumed the genuineness of all signatures and all original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officers and representatives of the Company.

         Based upon the foregoing, it is our opinion that the Company's common stock registered under the Registration Statement, when issued, will be duly and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              /s/ Miro Weiner & Kramer



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